                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934



DATE OF REPORT (Date of earliest event reported):               JANUARY 5, 1999




                            HORIZON GROUP PROPERTIES, INC.
                (Exact name of registrant as specified in its charter)



        MARYLAND                      0-24123                    38-3407933
(State or other jurisdiction        (Commission                (IRS Employer
      of incorporation)             File Number)             Identification No.)



77 WEST WACKER DRIVE, SUITE 4200
CHICAGO, ILLINOIS                                                60601
(Address of Principal Executive Offices)                       (Zip Code)


Registrant's telephone number, including area code             (312) 917-1500


                          77 WEST WACKER DRIVE, SUITE 3900
                              CHICAGO, ILLINOIS, 60601
            (Former name or former address, if changed since last report)

Item 5.   OTHER EVENTS.

     On January 5, 1999, Horizon Group Properties, Inc. (the "Company") received a proposal (the "Proposal") from Prime Capital Holdings, LLC ("PCH") regarding a possible business combination with Company. PCH, through a subsidiary, operates as a fully integrated real estate finance company providing senior and mezzanine financing to the real estate industry with production offices in New York, Chicago, and San Francisco.

     The Proposal contemplates that PCH will contribute all of its assets and liabilities to the Company in exchange for newly issued shares of the common stock of the Company (or common units of Horizon Group Properties, L.P., a Delaware limited partnership, through which the Company conducts substantially all of its operations, which are convertible into common stock of the Company) at a proposed valuation of $7.00 per share. In addition, the Proposal provides that PCH will purchase $20,000,000 of additional shares of common stock of the Company (or common units of Horizon Group Properties, L.P.) for cash at $7.00 per share and would receive an option exercisable within 180 days following the consummation of the transaction to purchase up to an additional $30,000,000 of common stock of the Company (or common units of Horizon Group Properties, L.P.) at a proposed exercise price of $7.00 per share. The Proposal provides that, on a fully diluted basis, PCH would beneficially own a total of approximately 71% of all outstanding common stock of the Company subsequent to the transaction if the option is not exercised and 79% of all outstanding common stock of the Company if the option is exercised in full. After the transaction, the Company would be engaged in two principal lines of business - real estate finance and the Company's current business operations.

     The consummation of the transaction contemplated by the Proposal is subject to, among other things, (i) the satisfactory completion of due diligence by both PCH and the Company with respect to the Company and its assets and PCH and its assets, respectively, (ii) the negotiation and execution of mutually acceptable definitive agreements regarding the transactions contemplated in the Proposal, and (iii) obtaining all third-party consents required to complete the transaction including the board of directors and shareholders of the Company. PCH would also intend to review whether the Company should elect real estate investment trust status under the Internal Revenue Code of 1986, as amended, subsequent to the transaction.
 Such decision could affect the Company's dividend policy. There can be no assurance as to whether any transaction will result from such Proposal or as to the value, timing or structure of any such transaction.

     In connection with the transaction, it is anticipated that approval would be sought for the appointment of additional directors of the Company selected by PCH. Michael W. Reschke would serve as Chairman of the newly constituted Board of Directors of the Company. In addition, PCH intends to seek approval to amend the charter of the Company to change the name of the Company to "Prime Capital Funding, Inc."

     The full text of the Proposal is contained in a letter from PCH dated January 5, 1999 and attached hereto as Exhibit 99.3. The press release with respect to the Proposal is attached hereto as Exhibit 99.4.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits.


          Number     Description
          ------     -----------
           99.3      Letter dated January 5, 1999 from Prime Capital Holding, LLC to the
                     Company

           99.4      Press Release issued by the Company on January 7, 1999 regarding the proposal by Prime Capital Holding, LLC of a business combination with the Company

                                      SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              HORIZON GROUP PROPERTIES, INC.
                              (Registrant)

Date: January 7, 1999
                              By:       /s/ Gary J. Skoien
                                        ------------------------
                              Name:     Gary J. Skoien
                              Title:    President and Chief Executive Officer

                                  EXHIBIT INDEX


Number    Description
------    -----------
99.3      Letter dated January 5, 1999 from Prime Capital Holding, LLC to the
          Company

99.4 Press Release issued by the Company on January 7, 1999 regarding the proposal by Prime Capital Holding, LLC of a business combination with the Company